Exhibit 4.9

AMENDMENT NUMBER 1 TO
INSIDER PLEDGE AND ESCROW AGREEMENT

THIS AMENDMENT AGREEMENT (the “Amendment”) is entered into as of July 14, 2006, between AIRBEE WIRELESS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), Sundaresan Raja, E. Eugene Sharer and Ramanujan Satagopan, being officers of the Company, MONTGOMERY EQUITY PARTNERS, LTD. a Cayman Islands exempted corporation (the “Pledgee”), and DAVID GONZALEZ, ESQ. (the “Escrow Agent”).

WHEREAS, the Company, Pledgee and Escrow Agent are parties to a certain Insider Pledge and Escrow Agreement dated as of December 29, 2005 (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement as set forth below.

NOW, THEREFORE, it is agreed:

I.	Amendments.

A. As a result of a typographical error, the introductory paragraph of the Agreement references Cornell Capital Partners, LP as the Pledgee. Inasmuch as it has always been the intention of the parties to reference Montgomery Equity Partners, Ltd. as Pledgee rather than Cornell Capital Partners, LP, the introductory paragraph of the Agreement is hereby deleted in its entirety and the following language shall replace said introductory paragraph of the Agreement:

“THIS INSIDER PLEDGE AND ESCROW AGREEMENT (the “Agreement”) is made and entered into as of December 29, 2005 (the “Effective Date”) by and among Sundaresan Raja, E. Eugene Sharer and Ramanujam Satagopan each being an officer of the Company (the “Pledgors”), MONTGOMERY EQUITY PARTNERS, LTD. (the “Pledgee”), AIRBEE WIRELESS, INC., a Delaware corporation (the “Company”), and DAVID GONZALEZ, ESQ., as escrow agent (“Escrow Agent”).”

II.	Miscellaneous.

A.	Except as provided hereinabove, all of the terms and conditions contained in the Agreement shall remain unchanged and in full force and effect.

B.	This Amendment is made pursuant to and in accordance with the terms and conditions of the Agreement.

C.	All capitalized but not defined terms used herein shall have those meanings ascribed to them in the Agreement.

D.	All provisions in the Agreement and any amendments, schedules or exhibits thereto in conflict with this Amendment shall be and hereby are changed to conform to this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:
AIRBEE WIRLESS, INC.

By:	/s/ E. Eugene Sharer
Name E. Eugene Sharer
Title: President & Chief Operating Officer

PLEDGORS:

By:	/s/ Sundaresan Raja
Name: Sundaresan Raja

By:	/s/ E. Eugene Sharer
Name: E. Eugene Sharer

By:	/s/ Ramanujam Satagopan
Name: Ramanujam Satagopan

MONTGOMERY EQUITY PARTNERS, LTD.

By:	Yorkville Advisors LLC
Its: General Partner

By:	/s/ Robert Press
Name Robert Press
Title: Portfolio Manager

ESCROW AGENT:
DAVID GONZALEZ, ESQ.

By:	/s/ David Gonzalez
Name: David Gonzalez, Esq.